Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-222845) pertaining to the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan,
(2)

Registration Statement (Form S-8 No. 333-219388) pertaining to the Mersana Therapeutics, Inc. 2007 Stock Incentive Plan, as amended, the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan and the Mersana Therapeutics, Inc. 2017 Employee Stock Purchase Plan;

of our report dated March 28, 2018, with respect to the consolidated financial statements of Mersana Therapeutics, Inc. included in this Annual Report (Form 10-K) of Mersana Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 28, 2018